EXHIBIT 99

Contact: Kori B. Beer Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

ViroPharma Initiates Phase 1 Hepatitis C Program With HCV-086

Exton, PA, February 24, 2004– ViroPharma Incorporated (Nasdaq: VPHM) today announced the initiation of a phase 1 clinical program with HCV-086, a hepatitis C antiviral compound that the company is co-developing with Wyeth (NYSE:WYE).

Initially, ViroPharma and Wyeth will conduct an ascending single dose, placebo-controlled study to assess the safety, tolerability, and pharmacokinetics of HCV-086 administered orally to healthy volunteer subjects. The study is being conducted at a leading clinical research facility in the United States. Should those data support further advancement of the product, the companies plan to initiate a multiple dose study in patients with chronic hepatitis C virus (HCV) infection to assess the antiviral activity, safety, tolerability and pharmacokinetic profile of HCV-086. Overall, the companies expect to have proof of concept antiviral data from the latter study in the fall of 2004.

“HCV-086 is a member of a new chemical series, and our preclinical data demonstrate that it is significantly more potent than other inhibitors that we have studied in the past,” said Dr. Stephen Villano, ViroPharma’s Chief Clinical Officer. “We also believe that HCV-086 will have improved pharmacological attributes in humans that we hope will translate into clinical benefit for HCV-infected patients.”

ViroPharma and Wyeth are engaged in a collaboration to develop and commercialize antiviral compounds to treat hepatitis C (HCV). In addition to HCV-086, the companies are continuing to advance an additional HCV antiviral compound through preclinical testing.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

•	ViroPharma’s belief that HCV-086 will have improved pharmacological attributes in humans;

•	whether HCV-086 will provide clinical benefit for HCV-infected patients; and

•	ViroPharma’s plans to receive proof of concept, antiviral data from its current phase 1 HCV studies in the fall of 2004.

Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that that any of the forward-looking statements identified in this press release will occur. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma’s anticipated schedule, or that HCV-086 will achieve proof of concept. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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